     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2000
                                                    REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              NEOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                                                             93-0979187
(State or other jurisdiction of incorporation or organization)                              (I.R.S. Employer Identification No.)

                                 ---------------

                 157 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618
                                 (949) 788-6700

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

     ALVIN J. GLASKY, PH.D., CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             NEOTHERAPEUTICS, INC.,
                 157 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618,
                                 (949) 788-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:
                             C. CRAIG CARLSON, ESQ.
                              ROBERT E. RICH, ESQ.
           STRADLING YOCCA CARLSON & RAUTH, A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included as part of this registration statement may be used in connection with the securities covered by the registration statement on Form S-1 (File No. 333-89153).

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                          Proposed
                                                                           Maximum        Proposed Maximum
                     Title of Each                     Amount to be    Offering Price    Aggregate Offering        Amount of
          Class of Securities to be Registered         Registered(1)      Per Share             Price           Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share)..........       138,535         $ 8.16(2)          $1,130,445.60            $298.44
--------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share)..........       611,465(3)      $ 8.16             $4,989,554.40                 (3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share)
 issuable upon exercise of a Warrant..............        25,000(3)      $11.61875(4)         $290,468.75                 (3)
--------------------------------------------------------------------------------------------------------------------------------
                                    TOTALS:.......       775,000                            $6,410,468.75            $298.44
================================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's common stock on July 31, 2000 as reported on the Nasdaq National Market.

(3) These shares were previously registered under Registration Statement on Form S-1 (Registration No. 333-89153) and are included herein pursuant to Rule 429(b) under the Securities Act. The filing fee of $1,987.69 associated with such shares was previously paid with the previous Registration Statement.

(4) The exercise price of the Warrant used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                             UP TO 775,000 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK



         This prospectus relates to the sale of up to 775,000 shares of our common stock by Kingsbridge Capital Limited.

         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On ____________, 2000, the closing price of our common stock was $__________.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   -----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                                   -----------

              The date of this prospectus is __________ ___, 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
     About NeoTherapeutics, Inc.............................................2
     Risk Factors...........................................................3
     Forward-Looking Statements.............................................6
     Issuance of Common Stock to the Selling Stockholders...................7
     Use of Proceeds........................................................8
     Selling Stockholder....................................................9
     Plan of Distribution..................................................10
     Legal Matters.........................................................11
     Experts...............................................................11
     Limitation on Liability and Disclosure of Commission Position on
        Indemnification For Securities Act Liabilities.....................11
     Where You Can Find More Information...................................11


                              ABOUT NEOTHERAPEUTICS

         We are a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological and psychiatric diseases and conditions, such as Alzheimer's and Parkinson's disease, peripheral neuropathy, stroke and spinal cord injury. Additional compounds in NeoTherapeutic's product pipeline address other health issues such as migraine, depression and obesity. We develop compounds, including our initial proposed product Neotrofin(TM) (AIT-082, leteprinim potassium), utilizing our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, for administration orally or by injection. These compounds are capable of passing through the blood-brain barrier, a natural barrier which protects the brain from toxins in the blood, to act rapidly upon specific target cells in specific locations in the central nervous system, including the brain. In animal and laboratory tests, our Neotrofin(TM) compound appears to increase the levels of specific neurotrophic factors, a type of large protein, in the brain and the spinal cord. These neurotrophic factors regulate nerve cell growth and function. We attempt to develop our technology to capitalize on the beneficial effects of these proteins, which the scientific community widely acknowledges are closely involved in the early formation and maturation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.

         We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700.

                                  RISK FACTORS

         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

OUR LOSSES WILL CONTINUE TO INCREASE AS WE EXPAND OUR DEVELOPMENT EFFORTS, AND OUR EFFORTS MAY NEVER RESULT IN PROFITABILITY.

         Our cumulative losses during the period from our inception in 1987 through March 31, 2000 were approximately $59.1 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $6.2 million in 1997, $11.6 million in 1998, $26.0 million in 1999 and $9.3 million in the three months ended March 31, 2000. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. We currently do not sell any products and we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years.

OUR POTENTIAL DRUG PRODUCTS ARE IN AN EARLY STAGE OF CLINICAL AND PRECLINICAL DEVELOPMENT AND MAY NOT PROVE SAFE OR EFFECTIVE ENOUGH TO OBTAIN REGULATORY APPROVAL TO SELL ANY OF THEM.

         We currently are testing our first potential drug product in human clinical trials. Our other proposed products are in preclinical development. We cannot be certain that our proposed products will prove to be safe or effective in treating disorders of the central nervous system or any other diseases. All of our potential drugs will require additional research and development, testing and regulatory clearances before we can sell them. We do not expect to have any products commercially available for at least two years.

IF WE ARE UNABLE TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO DELAY OR ELIMINATE ONE OR MORE OF OUR DEVELOPMENT PROGRAMS.

         We currently are spending cash at a rate in excess of $3.5 million per month, and we expect this rate of spending to continue or increase for at least the next 12 months. We believe that our existing cash and capital resources, including the equity and debt financings obtained of approximately $10 million in April 2000 and $7 million in May 2000, plus certain investors' commitment to fund up to an additional $20 million, subject to certain restrictions, in the form of either convertible debentures and/or the sale of stock issued in connection with the exercise of redeemable warrants, will satisfy our current funding requirements for at least the next eight months.

         We expect that we will need a minimum of $90 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. Our capital requirements will depend on many factors, including:

         o  the progress of preclinical and clinical testing;

         o  the time and cost involved in obtaining regulatory approvals; and

         o our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

         We expect to seek additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we will have to delay or eliminate one or more of our development programs.

COMPETITION FOR ALZHEIMER'S PATIENTS IN CONDUCTING CLINICAL TRIALS MAY DELAY COMPLETION OF CLINICAL TESTING OF OUR DRUG CANDIDATES AND STRAIN OUR LIMITED FINANCIAL RESOURCES.

         Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition may increase the costs of our clinical trials and delay the introduction of our potential products.

THE LOSS OF KEY RESEARCHERS OR MANAGERS COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.

         Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer. Our loss of the services of Dr. Glasky or any other key personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky in the face amount of $2 million, the loss of Dr. Glasky's services would damage our research and development efforts substantially.

WE MAY NOT HAVE THE RESOURCES TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY.

         We actively pursue patent protection for our proprietary products and technologies. We hold four U.S. patents and currently have nine U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.

         Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may develop additional drugs to treat Alzheimer's disease sooner, and that are more effective or less costly than any drug we may develop.

THERE ARE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

         There are 10,232,052 shares of our common outstanding as of July 21, 2000. In addition, security holders held options and warrants as of July 21, 2000 which, if exercised, would obligate us to issue up to an additional approximately 4,426,000 shares of common stock. A substantial number of those shares, when we issue them upon exercise, will be available for immediate resale in the public market. In addition, we are permitted to issue up to an additional $7.5 million of our common stock under our Equity Line Agreement during the remainder of its term. Furthermore, with respect to the convertible debenture and warrant financing that closed in April 2000, approximately 1,111,000 shares will become eligible for resale upon conversion of the convertible debenture, assuming the price of our common stock is approximately $9.00 per share, which number of shares would increase if our stock price were less. In addition, up to approximately 3.8 million shares of our common stock which are issuable upon exercise of redeemable warrants will be eligible for immediate resale in the public market. The market price of our common stock could fall as a result of such resales.

DILUTIVE AND OTHER EFFECTS OF FUTURE EQUITY ISSUANCES.

         If we issue equity securities, such issuances may have a dilutive impact on our other stockholders. Additionally, such issuances would cause our net income (loss) per share to decrease (increase) in future periods. As a result, the market price of our common stock could drop. In addition, if we issue common stock under our Equity Line Agreement, it will be issued at a twelve percent discount to its then-prevailing market price. These discounted sales could cause the market price of our common stock to drop.

RISK OF PRODUCT LIABILITY.

         Although we currently carry product liability insurance, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business and results of operations.

THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.

         Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there was an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

THE MARKET PRICE AND VOLUME OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY AND COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.

         The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those of our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price of our common stock may drop if our results of operations fail to meet the expectations of stock market analysts and investors.

EFFECT OF CERTAIN CHARTER AND BYLAWS PROVISIONS

         Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

               ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDER

         On March 27, 1998, we entered into the Private Equity Line of Credit Agreement with Kingsbridge Capital Limited, a private investor, pursuant to which we may issue and sell, from time to time, shares of our common stock for cash consideration up to an aggregate of $15 million. Pursuant to the requirements of the Equity Line Agreement, we have filed a registration statement, of which this prospectus forms a part, in order to permit Kingsbridge to resell to the public any shares that it acquires pursuant to the Equity Line Agreement. Until February 13, 2001, we may from time to time at our sole discretion, and subject to specific restrictions set forth in the Equity Line Agreement, sell ("put") shares of our common stock to Kingsbridge at a price equal to 88 percent of the then current average market price of our common stock, as determined under the Equity Line Agreement. Puts can be made every 15 days in amounts ranging from a minimum of $250,000 to a maximum of $2,000,000, depending on the trading volume and the market price of the common stock at the time of each put. We are required to put at least $1,000,000 of our common stock to Kingsbridge over the life of the Equity Line Agreement and have fulfilled this obligation. As of the date of this prospectus, 904,403 shares of common stock have been issued under the Equity Line Agreement for an aggregate consideration of $7.5 million.

         Under the Equity Line Agreement, the average market price of our common stock for purposes of calculating the purchase price to be paid by Kingsbridge will be calculated as the average of the lowest trade prices of the common stock (as reported by Nasdaq) on each of the five days on which the Nasdaq National Market is open for business (a "trading day"), during the period which includes the two trading days preceding the day on which we deliver notice to Kingsbridge that we are exercising a put, the trading day on which the put notice is delivered, and the two trading days following the trading day on which the put notice is delivered.

         The Equity Line Agreement provides that we may not put shares of our common stock to Kingsbridge unless the following conditions are satisfied (none of which are within the control of Kingsbridge):

         o the registration statement of which this prospectus forms a part shall have been declared effective by the Commission;

         o the representations and warranties made by us in the Equity Line Agreement must be accurate as of the date of each put;

         o we shall have performed and complied with all obligations under the Equity Line Agreement and the Registration Rights Agreement entered into between us and Kingsbridge in connection with the Equity Line Agreement that are required to be performed as of the date of each put;

         o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Equity Line Agreement;

         o at the time of a put, there must have been no material adverse change in our business, operations, properties, prospects or financial condition since the date of filing of our most recent periodic report filed with the Commission pursuant to the Securities Exchange Act of 1934;

         o our common stock must not have been delisted from the Nasdaq National Market nor suspended from trading;

         o the number of shares to be put to Kingsbridge, together with any shares then held by Kingsbridge, shall not exceed 9.9% of all shares of our common stock that would be outstanding upon completion of the put;

         o our common stock must have a minimum bid price of $3.00 per share at the time of the put; and

         o the average trading volume of our common stock for 26 of the 30 consecutive trading days immediately preceding a put must be at least 10,000 shares per day.

         In connection with the Equity Line Agreement, we issued a warrant to Kingsbridge on March 27, 1998. The warrant entitles the holder to purchase 25,000 shares of our common stock at a purchase price of $11.61875 per share. The warrant is exercisable at any time until September 24, 2001. The warrant contains provisions that protect the holder against dilution by adjustment of the exercise price and the number of shares issuable pursuant to the warrant upon the occurrence of a stock split, reverse stock split, stock dividend, recaptilization, merger or similar transaction affecting our common stock. The exercise price of the warrant is payable either (1) in cash or (2) by a "cashless exercise," in which that number of shares of common stock underlying the warrant having an aggregate fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                                 USE OF PROCEEDS

         The proceeds from the sale of shares by Kingsbridge pursuant to this prospectus will be received directly by Kingsbridge. We will not receive any of the proceeds from the sale of the shares offered hereby.

         However, we will receive the put price paid pursuant to the Equity Line Agreement if and to the extent we sell common stock pursuant to the Equity Line Agreement. The put price equals 88 percent of the then current average market price of our common stock, as determined under the Equity Line Agreement. We also will receive the proceeds from the sale of shares to Kingsbridge if it exercises the warrant. The exercise price of the warrant is $11.61875 per share. See "Issuance of Common Stock to the Selling Stockholder."

                               SELLING STOCKHOLDER

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder as of July 21, 2000. Upon the completion of the offering and assuming the sale by the selling stockholder of all of the shares of common stock available for resale under this prospectus, the selling stockholder will own less than 1% of our outstanding common stock.

                                            Number of Shares                                        Shares
                                             of Common Stock         Number of Shares           of Common Stock
                                           Beneficially Owned        of Common Stock          Beneficially Owned
Name                                         Before Offering          Offered Hereby       Following the Offering(5)
----                                       ------------------        ----------------      -------------------------
                                                                                             Number       % of Class
                                                                                           ---------      ----------
Kingsbridge Capital Limited                      50,000(1)               775,000(2)        25,000(3)           *
   3rd Floor
   Barclays House
   P.O. Box 3340
   Wickhams Cay 1
   Road Town
   Tortola, British Virgin Islands

----------------

 *   Represents less than 1%

(1) Includes 50,000 shares of common stock which are subject to currently exercisable warrants held by Kingsbridge.

(2) Includes 750,000 shares of common stock which may be issued to Kingsbridge pursuant to the Equity Line Agreement and 25,000 shares subject to the warrant issued to Kingsbridge on March 27, 1998.

(3) Assumes that all shares acquired pursuant to the Equity Line Agreement and the warrant dated March 27, 1998 are sold pursuant to this prospectus.

         The selling stockholder has not had any material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Equity Line Agreement. The natural person controlling Kingsbridge Capital Limited is Valentine O'Donoghue.

         The shares offered hereby by the selling stockholder are to be acquired pursuant to the Equity Line Agreement between us and the selling stockholder or upon exercise of the warrant issued to the selling stockholder on March 27, 1998. Under the Equity Line Agreement, we agreed to file a registration statement with the SEC to permit the selling stockholder to resell the shares from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments to the registration statement, of which this prospectus forms a part, and such supplements to this prospectus as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until February 13, 2001.

         We have agreed to pay the expenses relating to the preparation of the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION

         The selling stockholder has advised us that it may sell the shares registered by this registration statement from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may exceed customary commissions.

         The selling stockholder is an "underwriter" within the meaning of the Securities Act in connection with the sale of the shares offered hereby. Broker-dealers who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

         o  the name of any such broker-dealers;

         o  the number of shares involved;

         o  the price at which such shares are to be sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

         o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o  other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the shares, we and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling stockholder are distribution participants,

Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares.

         The selling stockholder will pay all commissions and certain other expenses associated with the sale of the shares. The shares offered hereby are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholder with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for NeoTherapeutics by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Stradling Yocca Carlson & Rauth owns 12,500 shares of our common stock and warrants to purchase 25,000 shares of our common stock at an exercise price of $11.40 per share. Certain members of Stradling Yocca Carlson & Rauth beneficially own, in the aggregate, 3,500 shares of our common stock and warrants to purchase 3,000 shares of our common stock at an exercise price of $11.40 per share.

                                     EXPERTS

         Our consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that we are in the development stage, as described in Note 1 to the consolidated financial statements.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of NeoTherapeutics pursuant to our Certificate of Incorporation, as amended, our bylaws and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all the shares.

         Our annual report on Form 10-K for the fiscal year ended December 31, 1999;

         Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2000 Annual Meeting of Stockholders;

         Our current reports on Form 8-K filed April 3, 2000, April 21, 2000 and May 25, 2000;

         Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

         The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

================================================================================


                         775,000 SHARES OF COMMON STOCK


                              NEOTHERAPEUTICS, INC.


                                   PROSPECTUS


                              _______________, 2000


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

                 Registration Fee................        $   423.64
                 Accounting Fees and Expenses....        $ 5,000.00*
                 Legal Fees and Expenses.........        $25,000.00*
                 Miscellaneous...................        $ 1,576.36*
                                                         ----------
                          Total..................        $32,000.00*
                                                         ==========

         * Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The bylaws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, bylaws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         The Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with certain of its directors and officers, which provide for the indemnification of directors or officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT
    NUMBER                                DESCRIPTION
   -------                                -----------

      4.1       Private Equity Line of Credit Agreement between Registrant and
                Kingsbridge Capital Limited dated as of March 27, 1998. (Filed as Exhibit 4.1 to the Registrant's Registration Statement on
                Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.2       Registration Rights Agreement between Registrant and Kingsbridge
                Capital Limited dated as of March 27, 1998. (Filed as Exhibit
                4.2 to the Registrant's Registration Statement on Form S-3) (No.
                333-52331), and incorporated herein by reference.)

      4.3 Warrant to Purchase up to 25,000 shares of common stock of Registrant, issued to Kingsbridge Capital Limited as of March
                27, 1998. (Filed as Exhibit 4.3 to the Registrant's Registration
                Statement on Form S-3 (No. 333-52331), and incorporated herein by reference.)

      5.1       Opinion of Stradling Yocca Carlson & Rauth, a Professional
                Corporation.

     23.1       Consent of Stradling Yocca Carlson & Rauth, a Professional
                Corporation (included in exhibit 5.1).

     23.2       Consent of Arthur Andersen LLP.

     24.1 Power of Attorney (included on the signature page to this Registration Statement.)

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (iii) Include any additional or changed information
                  on the plan of distribution.

                  (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 1 ,2000.

                                        NEOTHERAPEUTICS, INC.

                                        By:  /s/ Samuel Gulko
                                             -----------------------------------
                                             Samuel Gulko
                                             Chief Financial Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTherapeutics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                Title                     Date
                 ---------                                -----                     ----


/s/ Alvin J. Glasky, Ph.D.                Chief Executive Officer, President   August 1, 2000
--------------------------------------    and Director (principal executive
Alvin J. Glasky, Ph.D.                    officer)



/s/ Samuel Gulko                          Chief Financial Officer, Secretary,  August 1, 2000
--------------------------------------    Treasurer and Director (principal
Samuel Gulko                              financial and accounting officer)



/s/ Mark J. Glasky                        Director                             August 1, 2000
--------------------------------------
Mark J. Glasky



/s/ Carol O'Cleireacain, Ph.D.            Director                             August 1, 2000
--------------------------------------
Carol O'Cleireacain, Ph.D.

                 Signature                                Title                     Date
                 ---------                                -----                     ----


/s/ Paul H. Silverman, Ph.D., D.Sc.       Director                             August 1, 2000
--------------------------------------
Paul H. Silverman, Ph.D., D.Sc.



/s/ Eric L. Nelson, Ph.D.                 Director                             August 1, 2000
--------------------------------------
Eric L. Nelson, Ph.D.



/s/ Joseph Rubinfeld, Ph.D.               Director                             August 1, 2000
--------------------------------------
Joseph Rubinfeld, Ph.D.



/s/ Armin Kessler                         Director                             August 1, 2000
--------------------------------------
Armin Kessler



/s/ Ann Kessler                           Director                             August 1, 2000
--------------------------------------
Ann Kessler

                                  EXHIBIT INDEX


   EXHIBIT
    NUMBER                                DESCRIPTION
   -------                                -----------

      4.1       Private Equity Line of Credit Agreement between Registrant and
                Kingsbridge Capital Limited dated as of March 27, 1998. (Filed as Exhibit 4.1 to the Registrant's Registration Statement on
                Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.2       Registration Rights Agreement between Registrant and Kingsbridge
                Capital Limited dated as of March 27, 1998. (Filed as Exhibit
                4.2 to the Registrant's Registration Statement on Form S-3) (No.
                333-52331), and incorporated herein by reference.)

      4.3 Warrant to Purchase up to 25,000 shares of common stock of Registrant, issued to Kingsbridge Capital Limited as of March
                27, 1998. (Filed as Exhibit 4.3 to the Registrant's Registration
                Statement on Form S-3 (No. 333-52331), and incorporated herein by reference.)

      5.1       Opinion of Stradling Yocca Carlson & Rauth, a Professional
                Corporation.

     23.1       Consent of Stradling Yocca Carlson & Rauth, a Professional
                Corporation (included in exhibit 5.1).

     23.2       Consent of Arthur Andersen LLP.

     24.1 Power of Attorney (included on the signature page to this Registration Statement.)